Exhibit 10.ff

[Material Sciences Corporation Logo appears here]

2200 East Pratt Boulevard • Elk Grove Village, Illinois 60007-5995 • U.S.A.

January 9, 2004

Mr. Cliff Nastas

Vice President Sales & Marketing

Elk Grove Village, Il.

Re:	Supplemental Compensation Agreement

Dear Cliff:

Material Sciences Corporation (the “Company”), as part of its cost reduction and restructuring plans, is continuing to review its metal coating operations from a strategic standpoint to determine whether they are capable of earning a satisfactory return or whether they should be sold or idled (the “Strategic Review”). It is important to the Company that you remain employed by the Company while it completes its review of the Strategic Review. This letter was prepared at the direction of Mike Callahan.

Accordingly, to compensate you for incremental work and responsibility and encourage your continued employment during this review period: (i) if you remain continuously employed by the Company, and its successors and assigns, from and after the date of this letter through May 31, 2004 (the “Retention Date”) or (ii) your employment is terminated by the Company or its successors or assigns without Cause (as defined below) after the date of this letter and prior to the Retention Date, the Company will pay you the sum of $300,000.00. Such payment will be made at the next compensation payment date following the earlier of (i) or (ii), subject to withholding of all federal, state and local taxes or other amounts required by applicable law. For purposes of this letter, the term “Cause” means (i) your willful and continued failure to perform substantially your duties to the Company within a reasonable period of time after a written demand for substantial performance is delivered to you by the Company which demand specifically identifies the manner in which the Company believes that you have not substantially performed your duties; or (ii) your willful misconduct in the performance of your duties to the Company or your willful engagement in conduct which, in either case, is illegal or materially injurious to the Company monetarily or otherwise.

Please note that the Company’s activities are highly confidential and very sensitive. Accordingly, you hereby agree as follows:

1. Except as necessary to discharge your duties to the Company, you shall keep confidential all information and materials regarding the Company and its business and operations, including, without limitation, any information concerning the Strategic Review.

2. You will not issue or cause the publication of any press release or other public announcement with respect to the Company and its business and operations, including, without limitation, any information concerning the Strategic Review or other key operating decisions of the Company, without the prior written consent of the Company.

3. You understand that the Company’s Strategic Review constitutes material non-public information that you have a duty to keep confidential. Accordingly, you will not trade Material Sciences Corporation common stock until such time as an authorized representative of Material Sciences Corporation delivers to you written notice to such effect.

Your failure to strictly comply with your obligations contained in this letter will terminate the Company’s obligation to make any payments to you pursuant to this letter.

Nothing contained in this letter shall confer upon you any right to continuation of employment by the Company or its affiliates, or interfere with the right of the Company or its affiliates to terminate your employment at any time.

Please note that payment under this Supplemental Compensation Agreement will not have any further application towards any other form of compensation, including but not limited to, any calculations related to your Supplemental Retirement Plan, Life Insurance Plans, annual Bonus Plans, Long Term Incentive Plans, etc.

If you are in agreement with the foregoing, please acknowledge your agreement in the place provided below and return an original of this letter to the Company, whereupon this letter shall become a binding agreement between the Company and you.

Very truly yours,

Material Sciences Corporation

By:	/s/ John M. Klepper

John M. Klepper Vice President Human Resources

ACKNOWLEDGED AND AGREED:

/s/ Cliff Nastas	1/9/04

Name:	Date